Exhibit 3.1

ASHFORD HOSPITALITY TRUST, INC.

ARTICLES SUPPLEMENTARY ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A SERIES OF PREFERRED STOCK

Ashford Hospitality Trust, Inc., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore City, Maryland and its principal executive office in Dallas, Texas certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Corporation’s Articles of Amendment and Restatement (as the same may be amended or supplemented, the “Charter”), the Board of Directors (the “Board”) on December 15, 2025, classified and designated 300,000 shares of the unissued preferred stock, par value $0.01 per share, of the Corporation as Series N Junior Participating Preferred Stock, par value $0.01 per share, with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

1.            Designation and Number. There shall be a series of preferred stock, par value $0.01 per share, of the Corporation (the “Series N Preferred Stock”) that shall be designated as “Series N Junior Participating Preferred Stock” and the number of shares constituting such series shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series N Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.            Rank. The Series N Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (i) prior or senior to any class or series of common stock of the Corporation and any other class or series of equity securities, if the holders of Series N Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series (“Junior Stock”); (ii) on a parity with any other class or series of the equity securities of the Corporation issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series N Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”); (iii) junior to the 8.45% Series D Cumulative Preferred Stock, par value $0.01 per share, of the Corporation, the 7.375% Series F Cumulative Preferred Stock, par value $0.01 per share, of the Corporation, the 7.375% Series G Cumulative Preferred Stock, par value $0.01 per share, of the Corporation, the 7.50% Series H Cumulative Preferred Stock, par value $0.01 per share, of the Corporation, the 7.50% Series I Cumulative Preferred Stock, par value $0.01 per share, of the Corporation, the Series J Redeemable Preferred Stock, par value $0.01 per share, of the Corporation, the Series K Redeemable Preferred Stock, par value $0.01 per share, of the Corporation, the Series L Redeemable Preferred Stock, par value $0.01 per share, of the Corporation, the Series M Redeemable Preferred Stock, par value $0.01 per share of the Corporation, and any other class or series of the equity securities of the Corporation issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series N Preferred Stock (collectively, the “Senior Stock”); and (iv) junior to all of the existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities, which, unless otherwise provided, will rank senior to the Series N Preferred Stock prior to conversion.

3.            Dividends and Distributions.

(A)            Subject to the prior and superior rights of the holders of any shares of any Senior Stock, the holders of shares of Series N Preferred Stock, in preference to the holders of shares of any Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly cash dividends in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) the sum of (1) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends plus (2) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in each case declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date (as defined below), or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series N Preferred Stock. Dividends on the Series N Preferred Stock shall by payable on the 15th day of each January, April, July, and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series N Preferred Stock, provided that if any Quarterly Dividend Payment Date is not a business day, then the dividend which would otherwise have been payable on that Quarterly Dividend Payment Date may be paid on the next succeeding business day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The “Adjustment Number” shall initially be 1,000. In the event the Corporation shall at any time after December 15, 2025 (i) declare and pay a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)            The Corporation shall declare a dividend or distribution on the Series N Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C)            Dividends shall begin to accrue and be cumulative on outstanding shares of Series N Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series N Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date; in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series N Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series N Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series N Preferred Stock at the close of business on the applicable record date, which shall be, whether or not a business day, the 30th calendar day of the month preceding the next applicable dividend payment date.

4.            Voting Rights. The holders of shares of Series N Preferred Stock shall have the following voting rights:

(A)            Subject to the rights of holders of any other class or series of preferred stock, if any, and any other class of stock hereinafter created by the Corporation, each share of Series N Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the holders of Common Stock. Except as otherwise provided herein, in another articles supplementary establishing and fixing the rights and preferences of a series of preferred stock of the Corporation or as required by law, the holders of shares of Series N Preferred Stock and the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and on all other matters requiring stockholder action by the holders of the Common Stock, each share being entitled to vote to the same extent as one share of Common Stock, and all such shares voting together as a single class.

(B)            Except as required by law, by the Charter, and by Section 10 hereof, holders of Series N Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5.            Certain Restrictions.

(A)            Whenever quarterly dividends or other dividends or distributions payable on the Series N Preferred Stock as provided in Section 3 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series N Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)            declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Junior Stock (either as to dividends or upon liquidation, dissolution or winding up) other than (A) such redemptions or purchases that may be deemed to occur upon the exercise of stock options, warrants or similar rights or grant, vesting or lapse of restrictions on the grant of any other performance shares, restricted stock, restricted stock units or other equity awards to the extent that such shares represent all or a portion of (x) the exercise or purchase price of such options, warrants or similar rights or other equity awards and (y) the amount of withholding taxes owed by the recipient of such award in respect of such grant, exercise, vesting or lapse of restrictions; (B) the repurchase, redemption, or other acquisition or retirement for value of any such shares from employees, former employees, directors, former directors, consultants or former consultants of the Corporation or their respective estate, spouse, former spouse or family member, pursuant to the terms of the agreements pursuant to which such shares were acquired;

(ii)           declare or pay dividends on or make any other distributions on any Parity Stock, except dividends paid ratably on the Series N Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)          purchase or otherwise acquire for consideration any shares of Series N Preferred Stock, or any Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series N Preferred Stock, or to such holders and holders of any such Parity Stock, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine will result in fair and equitable treatment among the respective series or classes.

(B)            The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

6.            Reacquired Shares. Any shares of Series N Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement have the status of authorized but unissued preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

7.            Liquidation Preference.

(A)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to or set apart for the holders of any Junior Stock, the holders of Series N Preferred Stock shall be entitled to receive, out of the Corporation’s assets legally available for distribution its stockholders, after payment or provision for the Corporation’s debts and other liabilities, a liquidation preference equal to the greater of (i) $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to, but not including, the date of such payment, and (ii) the Adjustment Number times the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the Corporation (the “Series N Liquidation Preference”). If upon any liquidation, dissolution or winding up of the Corporation, its assets, or proceeds thereof, distributable among the holders of Series N Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series N Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series N Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(B)            Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

8.            Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series N Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

9.            No Redemption. Shares of Series N Preferred Stock shall not be subject to redemption by the Corporation.

10.          Amendment. At any time that any shares of Series N Preferred Stock are outstanding, the Charter shall not be amended, by merger, consolidation or otherwise, in any way which would materially alter or change the powers, preferences or special rights of the Series N Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series N Preferred Stock, voting separately as a class. The holders of the Series N Preferred Stock shall have the exclusive voting right on any amendment that would alter the contract rights of the Series N Preferred Stock, as expressly set forth in the Charter, of only the Series N Preferred Stock, and no holders of any other class of capital stock, including the Common Stock, shall have any voting right with respect thereto.

11.          Fractional Shares. Series N Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series N Preferred Stock.

12.          Restrictions on Transfer, Acquisition and Redemption of Shares. The Series N Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article VI of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article VI of the Charter shall also be applied to the Series N Preferred Stock separately and without regard to any other series or class. The foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series N Preferred Stock. In addition to the legend contemplated by Article VI, Section 2.9 of the Charter, each certificate for Series N Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

SECOND:  The Series N Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  The undersigned President of the the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer as of the date first written above.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ Stephen Zsigray
	Name:	Stephen Zsigray
	Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ Jim Plohg
	Name:	Jim Plohg
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Series N Junior Participating Preferred Stock Articles Supplementary]